Exhibit 99.1

Golden Grains, Best Energies

Partnership Receives $200,000

A biodiesel partnership between Mason City, Iowa-based Golden Grain Energy, LLC and Madison, Wis.-based BEST Energies, Inc., has received $200,000 from the Iowa Department of Economic Development Board.

Walt Wendland, president of Golden Grain Energy, said $100,000 is an industry loan, and the other $100,000 is a grant that will be used to assist in project costs.  The funding was received under the Value-Added Agricultural Products and Processes Financial Assistance Program.

While biodiesel prices are trading at record highs, soybean oil and animal fat feedstock prices have also increased.  Meanwhile, ethanol producers are looking for additional revenue opportunities and nonfood-grade corn oil separated from distillers grain, which is worth more than three times its value as part of the DDGs.  Golden Grains and Best Energies have entered into a unique partnership to capitalize on these opportunities.

The partnership, which Wendland called a “work in progress” is named Corn Oil Bio-Solutions LLC.  Best Biodiesel, a subsidiary of Best Energies, has proprietary technology that will convert distillers grains’ corn oil into ASTM quality biodiesel at Golden Grain’s ethanol plant in Mason City, Iowa.

“BEST’s vision is to integrate technologies within existing ethanol plants creating a real competitive advantage for our ethanol partners,” said Tony Janowiec, vice president of BEST Energies.  “Our proprietary ethanol-integrated biodiesel process is the first of many technologies that we plan to bring to our partnership with Golden Grain.  It’s all about maximizing existing resources and getting more value out of the same acre of land and the same kernel of corn.